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                                                                Exhibit 99.1
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For Immediate Release
November 5, 2001

Triton PCS Plans Private Offering of Senior Subordinated Notes

Berwyn, Pa., Nov. 5 - Triton PCS, Inc. today announced that it intends to pursue a $300 million private placement of Senior Subordinated Notes (the "Notes" due
2011). The company plans to use the net proceeds from this private placement to repay borrowings under its senior bank credit facility.

The Notes will be offered to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S. The Notes will not be registered under the Securities Act of 1933, as amended (the "Securities Act''), and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Triton PCS, Inc. is a wholly-owned subsidiary of Triton PCS Holdings, Inc. (NYSE: TPC). Based in Berwyn, Pennsylvania, the company is a leading provider of digital wireless phone service in the Southeast licensed to operate in a contiguous area covering more than 13 million people in Virginia, North Carolina, South Carolina, northern Georgia, northeastern Tennessee and southeastern Kentucky. The company markets its services under the brand SunCom, a member of the AT&T Wireless Network.

For more information on Triton PCS and its products and services, visit the company's websites at: www.tritonpcs.com and www.suncom.com.

Statements in this press release regarding Triton PCS's business that are not historical facts may be "forward-looking statements." Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from any such forward-looking statements are identified in the reports and documents Triton files from time to time with the U.S. Securities and Exchange Commission.